Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Selective Insurance Group, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8, dated August 11, 2010, of our reports dated February 24, 2010, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Selective Insurance Group, Inc.  Our report included an explanatory paragraph that described a change in the Company’s method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of April 1, 2009.

/s/ KPMG LLP
New York, New York
August 11, 2010